Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We agree to the inclusion in the Amendment No. 1 to Form S-4 Registration Statement dated July 7, 2022 of our report, dated April 29, 2022 on our audits of the combined financial statements of Grey Rock Energy Fund III-A, LP and its subsidiaries, Grey Rock Energy Fund III-B, LP, Grey Rock Energy Fund III-B Holdings, LP and its subsidiaries and Grey Rock Preferred Limited Partner III, L.P. as of December 31, 2021 and 2020, and for the years then ended. We also consent to the references to our firm under the caption “Experts”.

/s/ FORVIS, LLP

(Formerly, BKD, LLP)

Dallas, Texas

July 7, 2022